EXHIBIT 10.01

stock purchase AGREEMENT

This Stock Purchase Agreement (this “Agreement”), dated as of July 27, 2018, is entered into by and among George B. Wittmer, an individual residing at XXX (“Seller”), and Q2Earth, Inc., a Delaware corporation, or its subsidiary (the “Buyer”). Capitalized terms used in this Agreement have the meanings given to such terms herein.

RECITALS

WHEREAS, Seller owns all of the issued and outstanding capital stock (the “Shares”) of George B. Wittmer Associates, Inc., a Florida corporation (the “Company”); and

WHEREAS, Seller wishes to sell to Buyer, and Buyer wishes to purchase from Seller, the Shares, subject to the terms and conditions set forth herein;

NOW, THEREFORE, in consideration of the mutual covenants and agreements hereinafter set forth and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree as follows:

ARTICLE I
Purchase and sale

Section 1.01 Purchase and Sale. Subject to the terms and conditions set forth herein, at the Closing (as defined in Section 2.01), Seller shall sell to Buyer, and Buyer shall purchase from Seller, the Shares, free and clear of any mortgage, pledge, lien, charge, security interest, claim, community property interest, option, equitable interest, restriction of any kind (including any restriction on use, voting, transfer, receipt of income, or exercise of any other ownership attribute), or other encumbrance (each, an “Encumbrance”), for the consideration specified in Section 1.02.

Section 1.02 Purchase Price. The aggregate purchase price (“Purchase Price”) for the Shares shall be Four Million Five Hundred Thousand Dollars, equal to (i) Four Million Dollars (the “Closing Payment”) payable to Seller at Closing, and (ii) Five Hundred Thousand Dollars in a secured promissory note held by the Seller (the “Seller’s Note”), in the form attached hereto as Appendix A, and containing the following terms: 5% simple interest per annum, secured by a first-position deed of trust in favor of Seller on 200+/- acres of property located at Callahan, FL (Agricycle facility and property), repayable over a two-year period with eight quarterly payments commencing 90 days post-closing in the amount of $62,500 principal payments plus interest calculated quarterly, and pre-payable at any time by Buyer without penalty. An additional $45,000 will be provided to Seller at Closing to cover any legal, doc stamp, or other costs of Seller in the Seller’s discretion, with any unused balance of the $45,000 paid to the charity, Hickory Nut Gorge Outreach, Inc.

Section 1.03 Assumed Debt. At Closing from proceeds of the Closing Payment, the Company shall have retired, repaid and eliminated all debts and liabilities of the Company except for the Assumed Debt, which is described on Schedule 1.03 (which shall only include equipment and vehicle loans) and shall not exceed $350,000. In assuming said Assumed Debt, Buyer will work with creditors to remove and release Seller from any personal liability or guarantees. The Purchase Price will be adjusted dollar-for-dollar to account for Assumed Debt in excess of or under $350,000. In the instance Assumed Debt is under $350,000 at Closing, 90% of such reduced balance will be paid as additional Closing Payment and 10% will be added to the balance of the Seller’s Note, to match the proportional percentages of the Purchase Price allocation.

Section 1.04 Working Capital. At Closing, cash and accounts receivable aged no longer than 60 days will equal or exceed any remaining accounts payable (aged less than 45 days and including current accrued liabilities as defined by GAAP) plus the current 60-day portion of the Assumed Debt plus prepaid revenue plus billed but unearned revenue (the “Working Capital”). The Purchase Price will be adjusted dollar-for-dollar to account for Working Capital less or greater than $500,000. In the instance that Working Capital is greater than $500,000, the overage amount will be paid in substantially equal monthly payments over the following 120 days as the pre-closing booked A/R are received by the Company, in order to conserve and balance cash flow during the transition period following Closing.

ARTICLE II
CLOSING

Section 2.01 Closing. Subject to the terms and conditions of this Agreement, the purchase and sale of the Shares contemplated hereby shall take place at a closing (the “Closing”) to be held at 10:00 a.m., eastern standard time, no later than two (2) Business Days after the last of the conditions to Closing set forth in ARTICLE VII have been satisfied or waived (other than conditions which, by their nature, are to be satisfied on the Closing Date), at the offices of Dickinson Wright PLLC located at 350 East Las Olas Blvd., Suite 1750, Fort Lauderdale, FL 33301, or at such other time or on such other date or at such other place as Seller and Buyer may mutually agree upon in writing including a Closing via electronic delivery (the day on which the Closing takes place being the “Closing Date”).

Section 2.02 Seller Closing Deliverables. At the Closing, Seller shall deliver to Buyer the following:

(a) certificates representing the Shares, with duly executed assignments separate from certificates in favor of Buyer attached thereto;

(b) a certificate of good standing, dated not more than fifteen (15) business days prior to the Closing Date, with respect to the Company, issued by the Secretary of State of the States of Florida, Georgia and Alabama;

(c) any required third party consents, filings, or certificates from Seller or any other third party (including any governmental authority or agency) relating to the sale of the Shares, including copies of all written consents obtained in connection with the transfer of the material contracts and any consents or notices required under leases or similar agreements;

(d) duly executed Employment Agreement, between the Company or Buyer and Mike Vogel in the form attached hereto as Exhibit B provided by the Buyer (the “Employment Agreement”); and

(e) such other documents and instruments as Buyer or its counsel reasonably shall deem necessary to consummate the transactions contemplated hereby.

Section 2.03 Buyer’s Deliveries. At the Closing, Buyer shall deliver the following to Seller:

(a) The Purchase Price and the Seller’s Note, and the Seller’s Mortgage.

(b) A certificate of the Secretary (or other officer) of Buyer certifying (i) that attached thereto are true and complete copies of all resolutions of the board of directors of Buyer authorizing the execution, delivery, and performance of this Agreement and any related transaction documents and the consummation of the transactions contemplated hereby and thereby, and that such resolutions are in full force and effect, and (ii) the names, titles, and signatures of the officers of Buyer authorized to sign this Agreement and any related transaction documents.

ARTICLE III
Representations and warranties of seller AND COMPANY

Seller represents and warrants to Buyer that the statements contained in this ARTICLE III are true and correct as of the date hereof. For purposes of this ARTICLE III, “Seller’s knowledge,” “knowledge of Seller,” and any similar phrases shall mean the actual or constructive knowledge of any director or officer of Seller, after due inquiry.

Section 3.01 Authority of Seller. Seller has full capacity power and authority to enter into this Agreement and any related transaction documents it is a party to, to carry out its obligations hereunder and thereunder, and to consummate the transactions contemplated hereby and thereby. The execution and delivery by Seller of this Agreement and any related transaction documents it is a party to, the performance by Seller of its obligations hereunder and thereunder, and the consummation by Seller of the transactions contemplated hereby and thereby have been duly executed and delivered by Seller. This Agreement and any related transaction documents constitutes legal, valid, and binding obligations of Seller enforceable against Seller in accordance with their respective terms. Seller has full capacity or power, right and authority to enter into and perform its obligations under this Agreement and any related transaction documents it is a party to. This Agreement and any related transaction documents it is a party to have been duly executed and delivered by Seller and constitutes the valid and binding obligations, enforceable against Seller in accordance with their respective terms. No permits, approvals or consents of or notifications to (a) any governmental entities or (b) any other persons are necessary in connection with the execution, delivery and performance by Seller of this Agreement and any related transaction documents it is a party to and the consummation by Seller of the transactions contemplated hereby and thereby.

Section 3.02 Organization, Authority, and Qualification of the Company. The Company is a corporation duly organized, validly existing, and in good standing under the laws of the state of Florida and has full corporate power and authority to own, operate, or lease the properties and assets now owned, operated, or leased by it and to carry on its business as it has been and is currently conducted. Section 3.02 of the Disclosure Schedules sets forth each jurisdiction in which the Company is licensed or qualified to do business, and the Company is duly licensed or qualified to do business and is in good standing in each jurisdiction in which the properties owned or leased by it or the operation of its business as currently conducted makes such licensing or qualification necessary.

Section 3.03 Subsidiaries. The Company does not own, beneficially or of record, directly or indirectly, any equity or other ownership interest in any person. AgriCycle is a division of the Company and not a separate legal entity.

Section 3.04 Articles of Incorporation, Bylaws, Officers and Managers. Complete and correct copies of (a) the Company’s Articles of Incorporation and all amendments thereof to date, certified by the Secretary of State of the State of Florida, and (b) the Company’s bylaws, as amended to date, certified by an officer of the Company, will be delivered to Buyer at the Closing. Schedule 3.04 of the Disclosure Schedules contains a complete and correct list of all of the officers and directors of the Company immediately prior to the Closing.

Section 3.05 Shares. Seller is the beneficial and record owner of all of the Shares of the Company, free and clear of any Encumbrances other than standard securities law liens and no other shares or other equity interests are issued or outstanding. Upon consummation of the transactions provided for in this Agreement in accordance with the terms hereof, Buyer will acquire good and marketable title to the Shares, free and clear of any Encumbrances whatsoever, other than transfer restrictions under federal and state securities laws and any Encumbrances granted by Buyer.

Section 3.06 Options, etc. The Company does not have outstanding any shares (or other interests or securities) convertible into or exchangeable for shares or containing profit participation features, nor does the Company have outstanding any options, warrants or rights to subscribe for or to purchase its shares or any securities convertible into or exchangeable for its shares.

Section 3.07 No Conflicts; Consents. The execution, delivery and performance by Seller of this Agreement and the other transaction documents to which it is a party, and the consummation of the transactions contemplated hereby and thereby, do not and will not: (a) conflict with or result in a violation or breach of, or default under, any provision of the organizational documents of the Company; (b) conflict with or result in a violation or breach of any provision of any Law or Governmental Order applicable to the Company; (c) except as set forth in Section 3.07 of the Disclosure Schedules, require the consent, notice or other action by any Person under, conflict with, result in a violation or breach of, constitute a default or an event that, with or without notice or lapse of time or both, would constitute a default under, result in the acceleration of or create in any party the right to accelerate, terminate, modify or cancel any contract to which Seller or the Company is a party or by which Seller or the Company is bound or to which any of their respective properties and assets are subject (including any Material Contract) or any permit affecting the properties, assets or business of the Company; or (d) result in the creation or imposition of any Encumbrance on any properties or assets of the Company. No consent, approval, permit, governmental order, declaration or filing with, or notice to, any Governmental Authority is required by or with respect to Seller or the Company in connection with the execution and delivery of this Agreement and the other transaction documents and the consummation of the transactions contemplated hereby and thereby.

Section 3.08 Seller’s Financial Statements. Seller has previously delivered to Buyer unaudited financial statements of Seller for the fiscal years ending December 31, 2016 and 2017, and as of March 31, 2018 (the “Financial Statements”). Each of the Financial Statements is consistent with the books and records of Seller, are accurate and complete in all material respects, and fairly presents Seller’s financial condition, assets and liabilities as of their respective dates and the results of operations for the periods related thereto.

Section 3.09 Undisclosed Liabilities. The Company does not have any debts, liabilities or obligations of any nature (whether accrued, absolute, contingent, direct, indirect, perfected, inchoate, or unliquidated and whether due or to become due) arising out of transactions entered into at or prior to the Closing, or any transaction, series of transactions, action or inaction at or prior to the Closing, or any state of facts or condition existing at or prior to the Closing (regardless of when such liability or obligation is asserted), including liabilities or obligations on account of taxes or governmental charges or penalties, interest or fines thereon or in respect thereof, except for those liabilities specifically delineated on Schedule 3.09 of the Disclosure Schedules, which will be updated by the Seller prior to Closing or set forth on the Financial Statements or incurred in the ordinary course of business.

Section 3.10 Absence of Certain Changes, Events, and Conditions. Since March 31, 2018 through the date of this Agreement, except as set forth on Schedule 3.10 of the Disclosure Schedules, (a) there has not been any event, change, occurrence or circumstance that would have or reasonably expected to have (with or without the passage of time or notice or both) a material adverse effect on the Company, (b) the Company has conducted its business in all material respects in the ordinary course of business consistent with past practice and in compliance with applicable laws, and (c) the Company has not taken any action that would be prohibited pursuant to Section 5.01 had such action been taken after the date hereof and prior to the Closing.

Section 3.11 Material Contracts. A contract is considered material if it subjects the Company to any liability exceeding $25,000 per year or generates in excess of $100,000 per year in revenue. Schedule 3.11 of the Disclosure Statements is a correct and complete list of every material written or oral contract, agreement, relationship or commitment, to which the Company is a party or by which the Company is bound (the “Material Contracts”), correct and complete copies or disclosures of which have been previously furnished to Buyer. Except as set forth on Schedule 3.11 of the Disclosure Schedules, the Company is not in default, and no event has occurred which with the giving of notice or the passage of time or both would constitute a default by the Company, under any Material Contracts or any other material obligation owed by the Company, and no event has occurred which with the giving of notice or the passage of time or both would constitute such a default by any person to any such Material Contract or obligation.

Section 3.12 Real Property. The Company owns real property as fully described in Schedule 3.12 free and clear of all Encumbrances. The Company has valid interests in all of the real property which it owns or holds under the lease(s) described in Schedule 3.12 of the Disclosure Statements (collectively, the “Real Property”) in each case free and clear of all liens, except for liens for current property taxes not yet due and payable and mortgages solely on the Real Property; provided however, any liens on the Real Property owned by the Company will have been released at or prior to Closing. The Real Property constitutes all real properties used or occupied by the Company or Seller in connection with the Business. With respect to the Real Property: (a) the Company has all easements and rights necessary to conduct the Business; (b) no portion thereof is subject to any pending or to its knowledge threatened condemnation proceeding or proceeding by any public authority; (c) the buildings, plants and structures, including heating, ventilation and air conditioning systems, roof, foundation and floors, water wells are in operating condition and repair, subject only to ordinary wear and tear, and are not in violation of any zoning or other Rules, the violation of which would not have a material adverse effect on the Company’s operations; (d) there are no leases, subleases, licenses, concessions or other agreements, written or oral, granting to any party or parties the right of use or occupancy of any portion of any parcel of the Real Property; and (e) the Real Property is supplied with utilities and other services necessary for the operation of such facilities.

Section 3.13 Personal and Fixed Property. Schedule 3.13 of the Disclosure Schedules is a correct and complete list, for any individual item with a current market value in excess of $10,000, of (a) all fixed assets owned or leased by, in the possession of, or used by the Company or Seller in connection with the Business and (b) all other tangible and intangible personal property, rights and assets owned or leased by, in the possession of, or used by the Company or Seller in connection with the Business (except inventory, Real Property and Proprietary Rights), including machinery, equipment, fixtures and computer hardware and software (collectively, the “Personal Property”). The Company has good and marketable title to, or a valid leasehold interest in, each item listed on Schedule 3.13 of the Disclosure Schedules, in each case, free and clear of any liens, except for liens for current property Taxes not yet due and payable and liens disclosed on Schedule 3.13 of the Disclosure Schedules. The property listed on Schedule 3.13 of the Disclosure Schedules constitutes all tangible or intangible property, rights and assets necessary for the conduct by the Company of the Business as now conducted or currently proposed to be conducted. Such personal property is in working condition and repair and none of such personal property requires any repair or replacement except for maintenance in the ordinary course of business. Except as set forth in Schedule 3.13 of the Disclosure Schedules, none of the personal property listed on Schedule 3.13 of the Disclosure Schedules is held under any lease, security agreement, conditional sales contract or other title retention or security arrangement or is located other than on the premises of the Company.

Section 3.14 Litigation. There is no suit, action, proceeding, investigation, claim or order pending or to its knowledge threatened against the Company or Seller (or pending or threatened against any of the officers, or directors of the Company solely with respect to the business of the Company (the “Business”), or to which the Company or Seller is otherwise a party, which if adversely determined would adversely affect the Company, its assets or the Business, before any court, or before any governmental department, commission, board, agency, or instrumentality; nor to its knowledge is there any reasonable basis for any such action, proceeding or investigation. Neither the Company nor Seller is subject to any judgment, order or decree of any court or governmental agency which would have a material adverse effect on the Company’s operations; none of the Company nor Seller has received any opinion or memorandum or legal advice from legal counsel retained by the Company or Seller to the effect that the Company or Seller is exposed, from a legal standpoint, to any liability that may be material to the Business; and neither the Company nor Seller is engaged in any legal action to recover monies due the Company or Seller or for damages sustained by the Company or Seller. Except as set forth on Schedule 3.14, there were no litigation matters to which the Company (or Seller with respect to the Business) was a party during the three (3) years preceding the date of this Agreement.

Section 3.15 Compliance with Applicable Laws. None of Seller nor the Company or to the knowledge of Seller any of the employees performing services in connection with, or related to, the business is in violation of any law, regulation or requirement applicable to the business or it, him or her, or the conduct, ownership, use, occupancy or operation of the business of the Company or the Real Property, nor has Seller or the Company received since December 31, 2015 notice (written or oral) of any such violation, including but not limited to, any law, regulation or requirement of the Federal government or any State or board or agency of any State in which Seller or the Company or any such employee is licensed to conduct business.

Section 3.16 Intellectual Property. Schedule 3.16 is a complete and correct list of all Proprietary Rights owned or used by the Company or Seller in connection with the operation of the Business, including all trade or corporate names used by the Company or Seller and all licenses and other rights granted by the Company or Seller to any third party with respect to Proprietary Rights’ and licenses and other rights granted by any third party to the Company or Seller with respect to Proprietary Rights. The Company owns and possesses all right, title and interest in and to, free and clear of all liens, or has a valid license to use, all of the Proprietary Rights necessary for the operation of the Business as presently conducted. Schedule 3.16 of the Disclosure Schedules also sets forth all of the registered domain name(s), account name(s) or account number(s) and password(s) used by the Business and the passwords required to manage such domain.

Section 3.17 Accounts Receivable. The accounts receivable reflected on the Financial Statements and the accounts receivable arising after the date thereof (a) have arisen from bona fide transactions entered into by the Company involving the sale of goods or the rendering of services in the ordinary course of business consistent with past practice and GAAP; (b) constitute only valid, undisputed claims of the Company not subject to claims of set-off or other defenses or counterclaims other than normal cash discounts accrued in the ordinary course of business consistent with past practice; and (c) subject to a reserve for bad debts shown on the balance sheet or, with respect to accounts receivable arising after March 31, 2018, on the accounting records of the Company, are collectible in full within 90 days after billing. The reserve for bad debts shown on the Financial Statements or, with respect to accounts receivable arising after March 31, 2018, on the accounting records of the Company have been determined in accordance with GAAP, consistently applied, subject to normal year-end adjustments and the absence of disclosures normally made in footnotes.

Section 3.18 Customers. Section 3.18 of the Disclosure Schedules sets forth (i) each customer who has paid aggregate consideration to the Company for goods or services rendered in an amount greater than or equal to $100,000 for each of the two most recent fiscal years (collectively, the “Material Customers”); and (ii) the amount of consideration paid by each Material Customer during such periods. The Company has not received any notice, or has any reason to believe, that any of its Material Customers has ceased, or intends to cease after the Closing, to use its goods or services or to otherwise terminate or materially reduce its relationship with the Company.

Section 3.19 Insurance. Schedule 3.19 of the Disclosure Schedules sets forth a true and complete list of all current policies or binders of fire, liability, product liability, umbrella liability, real and personal property, workers’ compensation, vehicular, directors’ and officers’ liability, fiduciary liability and other casualty and property insurance maintained by Seller or the Company and relating to the assets, business, operations, employees, officers and managers of the Company (collectively, the “Insurance Policies”) and true and complete copies of such Insurance Policies have been made available to Buyer. Such Insurance Policies are in full force and effect and shall remain in full force and effect following the consummation of the transactions contemplated by this Agreement. The Seller nor the Company has not received any written notice of cancellation of, premium increase with respect to, or alteration of coverage under, any of such Insurance Policies. All premiums due on such Insurance Policies have either been paid or, if due and payable prior to Closing, will be paid prior to Closing in accordance with the payment terms of each Insurance Policy. The Insurance Policies do not provide for any retrospective premium adjustment or other experience-based liability on the part of the Company. All such Insurance Policies (a) are valid and binding in accordance with their terms; (b) are provided by carriers who are financially solvent; and (c) have not been subject to any lapse in coverage. Except as set forth on Schedule 3.19 of the Disclosure Schedules, there are no claims related to the business of the Company pending under any such Insurance Policies as to which coverage has been questioned, denied or disputed or in respect of which there is an outstanding reservation of rights. The Seller nor the Company is in default under, or has otherwise failed to comply with, in any material respect, any provision contained in any such Insurance Policy. The Insurance Policies are of the type and in the amounts customarily carried by Persons conducting a business similar to the Company and are sufficient for compliance with all applicable Laws and Contracts to which the Company is a party or by which it is bound.

Section 3.20 Licenses and Permits. The Company holds all permits, licenses, franchises and approvals of governmental authorities and agencies reasonably necessary or material for the current conduct, ownership, use, occupancy or operation of the Business or the Real Property, all of which are identified on Schedule 3.20 of the Disclosure Schedules (“Permits”). The Company is in compliance in all material respects with such Permits, all of which are in full force and effect, and neither the Company nor Seller has received since December 31, 2015 any written notices to the contrary. No event has occurred that, with or without notice or lapse of time or both, would reasonably be expected to result in the revocation, suspension, lapse, or limitation of any Permit set forth in Section 3.20.

Section 3.21 Employee Benefit Plans. Except as set forth in Schedule 3.21 of the Disclosure Schedules, none of the Company or Seller has maintained, sponsored, adopted, made contributions to or obligated itself to make contributions to or to pay any benefits or grant rights under or with respect to any “Employee Pension Benefit Plan” (as defined in Section 3(2) of ERISA), “Employee Welfare Benefit Plan” (as defined in Section 3(1) of ERISA), “multi-employer plan” (as defined in Section 3(37) of ERISA), plan of deferred compensation, medical plan, life insurance plan, long-term disability plan, dental plan or other plan providing for the welfare of any of the Company’s or Seller’s employees or former employees or beneficiaries thereof, personnel policy (including vacation time, holiday pay, bonus programs, moving expense reimbursement programs and sick leave), excess benefit plan, bonus or incentive plan (including stock options, restricted stock, stock bonus and deferred bonus plans), salary reduction agreement, change-of-control agreement, employment agreement, consulting agreement or any other benefit, program or contract (collectively, “Employee Benefit Plans”), whether or not written or pursuant to a collective bargaining agreement, which could give rise to or result in any of the Company, Seller or such Plan Affiliate having any debt, liability, claim or obligation of any kind or nature, whether accrued, absolute, contingent, direct, indirect, known or unknown, perfected or inchoate or otherwise and whether or not due or to become due. Correct and complete copies of all Employee Benefit Plans previously have been furnished to Buyer. The Employee Benefit Plans are in compliance in all material respects with governing documents and agreements and with applicable laws. None of the Company, Seller or any Plan Affiliate has, during the past six years, maintained, or been obligated to contribute to, or incurred any liability with respect to, an Employee Benefit Plan that is subject to the provisions of Title IV of ERISA, and none of the Company, Seller or any Plan Affiliate has incurred any liability with respect to any “multi-employer plan” (as such term is defined in Section 3(37) of ERISA), and the consummation of the transactions contemplated by this Agreement will not constitute a complete or partial withdrawal from or with respect to any such “multi-employer plan” or other plan subject to Title IV of ERISA or any collective bargaining agreement to which the Company or Seller is a party or by which the Company or Seller is bound or otherwise give rise to any liability of the Company or Seller in connection therewith. Neither the Company nor Seller maintains, nor is it obligated to provide benefits under, any “welfare” type plan that provides benefits to retirees or other terminated employees other than benefit continuation rights under the Consolidated Omnibus Budget Reconciliation Act of 1985, as amended, or applicable state law.

Section 3.22 Health, Safety and Environment.

(a) Compliance with Environmental and Safety Requirements. Each of Seller and the Company is in material compliance with all applicable federal, state and local laws, rules, regulations, ordinances and requirements relating to public health and safety, worker health and safety and pollution and protection of the environment, all as amended or hereafter amended (“Environmental and Safety Requirements”), and the Company possesses all required permits, licenses and certificates, and has filed all notices or applications, required thereby.

(b) No Hazardous Wastes. Neither the Company nor Seller has ever generated, transported, treated, stored or disposed of any Hazardous Wastes at any site, location or facility, except in compliance with Environmental and Safety Requirements and as described in Schedule 3.22, and no such Hazardous Wastes are present on, in or to its knowledge under the Real Property, and the Real Property does not contain (including containment by means of any underground storage tank) any Hazardous Waste, except in compliance with Environmental and Safety Requirements as described in Schedule 3.22.

(c) No Actions or Proceedings. Neither the Company nor Seller has been subject to, or to its knowledge received any notice (written or oral) of, any private, administrative or judicial action, or received any notice (written or oral) of any intended private, administrative, or judicial action relating to the presence or alleged presence of Hazardous Wastes in, under or upon any real property owned or used by the Company or Seller, and, other than as set forth on Schedule 3.22, there is no reasonable basis for any such notice or action; and there are no pending or threatened actions or proceedings (or notices of potential actions or proceedings) from any governmental agency or any other entity regarding any matter relating to health, safety or protection of the environment.

(d) Worker Health and Safety Requirements. Since December 31, 2015, neither Seller nor the Company has been cited or fined for failing to comply with federal, state, and local laws, rules, regulations, ordinances and requirements relating to worker health and safety (“Worker Health and Safety Requirements”), and there have been no written complaints filed or to its knowledge threatened against Seller or the Company for failing to comply with Workers Health and Safety Requirements.

Section 3.23 Salaries. Schedule 3.23 of the Disclosure Schedules is a true, complete and correct list setting forth, as of the Closing Date, the names and current compensation rate and compensation of all individuals employed by the Company or by Seller in connection with the Business. Except as set forth in Schedule 3.23, no person listed thereon has received any bonus or increase in compensation since January 1, 2018, and there has not been any “general increase” in the compensation or rate of compensation payable to any employees of the Company or Seller since January 1, 2018, nor since that date has there been any promise to any of the employees listed on Schedule 3.23, orally or in writing, of any bonus or increase in compensation, whether or not legally binding, except for increases in the ordinary course of business consistent with the Company’s and Seller’s past compensation practices and obligations incurred under existing bonus, insurance, pension or other Employee Benefit Plans described on Schedule 3.23. Since January 1, 2018, there has been no other material change in the information disclosed in Schedule 3.23.

Section 3.24 Personnel Agreements, Plans and Arrangements. Except as listed on Schedule 3.21 or Schedule 3.23, neither the Company nor Seller is a party to or obligated in connection with the Business with respect to any outstanding contracts with current or former employees, agents, consultants, or advisers. Each of the Company and Seller has in all material respects complied with all applicable laws relating to the employment of labor, including provisions thereof relating to wages, hours, equal opportunity, collective bargaining, anti-discrimination, and the payment of social security and other taxes. There are no administrative charges or court complaints pending or to its knowledge threatened against the Company or Seller before the U.S. Equal Employment Opportunity Commission or any state or federal court or agency concerning alleged employment discrimination or any other matters relating to the employment of labor.

Section 3.25 Workers’ Compensation. Schedule 3.25 of the Disclosure Schedules sets forth all expenses, obligations, duties and liabilities relating to any claims by employees and former employees (including dependents and spouses) of the Company or Seller (or their respective predecessors) in connection with the Business, made since January 1, 2016, and the extent of any specific accrual on or reserve therefor set forth on the Financial Statements, for costs, expenses and other liabilities under any workers compensation laws, regulations, requirements or programs. Except as set forth on Schedule 3.25 of the Disclosure Schedules, no claims, injuries, fact, event or condition exists which would give rise to a claim by employees or former employees (including dependents and spouses) of the Company or Seller, in connection with the Business, under any workers compensation laws, regulations, requirements or programs.

Section 3.26 Taxes. All Taxes due and payable (whether or not shown on any Tax Return) by the Company or Seller have been paid in full or reserved for in the Financial Statements other than Taxes arising out of the transactions contemplated by this Agreement. The liability for Taxes of the Company reflected in the Financial Statements will be sufficient in all material respects to provide for all interest, penalties, assessments or deficiencies which, as of the date hereof, were due and unpaid and the appropriate accrual for other unpaid Taxes not yet due. Each of the Company and Seller has filed all federal, state, county, local and foreign Tax Returns which it is required to have filed, and such Tax Returns are true, complete and correct in all material respects. Each of the Company and Seller has collected and paid over to the appropriate governmental authorities, or is properly holding for such payment, all Taxes required by Law to be withheld or collected by it and has complied with all material associated reporting and recordkeeping requirements. Any deficiencies proposed as a result of any governmental audits have been paid or settled, and there are no present disputes as to Taxes payable by the Company or Seller. There are no unexpired waivers by Seller or the Company of any statute of limitations with respect to any Taxes, and neither the Company nor Seller is a party to any action or proceedings, or to the knowledge of Seller are any pending or threatened, by any governmental authority for the collection or assessment of Taxes. Since January 1, 2015 no written claim has been made by a governmental authority, in a jurisdiction where Seller or the Company files (or has filed) a Tax Return, asserting that Seller or the Company is or may be subject to Tax by, or required to file a Tax Return in, or be included in a Tax Return required to be filed in, that jurisdiction. There are no Liens for Taxes upon any of the Purchased Shares or any of the properties or assets of the Company other than Liens for Taxes not yet due and payable. Neither Seller nor the Company has any liability for the Taxes of any other person under Treasury Regulation section [1.1502-6] (or any similar provision of state, local or foreign law), as a transferee or successor, by contract, or otherwise. Neither Seller nor the Company is a party to any tax sharing, allocation, indemnity or similar agreement or arrangement other than commercial agreements entered into in the ordinary course of business which do not primarily relate to Taxes.

Section 3.27 Brokers. No broker, finder, or investment banker is entitled to any brokerage, finder’s, or other fee or commission in connection with the transactions contemplated by this Agreement or any related transaction documents based upon arrangements made by or on behalf of Seller.

Section 3.28 Full Disclosure. No representation or warranty by Seller in this Agreement and no statement contained in the Disclosure Schedules to this Agreement or any certificate or other document furnished or to be furnished to Buyer pursuant to this Agreement contains any untrue statement of a material fact or omits to state a material fact necessary to make the statements contained therein, in light of the circumstances in which they are made, not misleading.

ARTICLE IV
Representations and warranties of buyer

Buyer represents and warrants to Seller that the statements contained in this ARTICLE IV are true and correct as of the date hereof. For purposes of this ARTICLE IV, “Buyer’s knowledge,” “knowledge of Buyer,” and any similar phrases shall mean the actual or constructive knowledge of any director or officer of Buyer, after due inquiry.

Section 4.01 Organization and Authority of Buyer. Buyer is a corporation duly organized, validly existing, and in good standing under the Laws of the state of Delaware. Buyer has full corporate power and authority to enter into this Agreement and any related transaction documents to which Buyer is a party, to carry out its obligations hereunder and thereunder, and to consummate the transactions contemplated hereby and thereby. The execution and delivery by Buyer of this Agreement and any related transaction documents to which Buyer is a party, the performance by Buyer of its obligations hereunder and thereunder, and the consummation by Buyer of the transactions contemplated hereby and thereby have been duly authorized by all requisite corporate action on the part of Buyer. This Agreement and any related transaction documents constitute legal, valid, and binding obligations of Buyer enforceable against Buyer in accordance with their respective terms.

Section 4.02 No Conflicts; Consents. The execution, delivery, and performance by Buyer of this Agreement and any related transaction documents to which it is a party, and the consummation of the transactions contemplated hereby and thereby, do not and will not: (a) violate or conflict with any provision of the certificate of formation, bylaws, or other governing documents of Buyer; (b) violate or conflict with any provision of any Law or Governmental Order applicable to Buyer; or (c) require the consent, notice, declaration, or filing with or other action by any person or require any Permit, license, or Governmental Order.

Section 4.03 Investor Representations. Buyer represents that:

(a) The Shares of the Company have not been registered under the Securities Act of 1933 (the “Securities Act”) or the securities laws of any other jurisdiction, are issued in reliance upon federal and state exemptions for transactions not involving a public offering and cannot be disposed of unless they are subsequently registered or exempted from registration under the Securities Act;

(b) Buyer is acquiring the shares of the Company with investment intent and not with an intention to distribute or sell such shares, except as may be necessary for structural purposes to contribute such shares to a subsidiary or substantial investee entity of the Buyer.

ARTICLE V
Covenants

Section 5.01 Conduct of Business Prior to the Closing. From the date hereof until the Closing, except as otherwise provided in this Agreement or consented to in writing by Buyer (which consent shall not be unreasonably withheld or delayed), Sellers shall, and shall cause the Company and each of the Acquired Subsidiaries to, (x) conduct the business of the Company in the ordinary course of business consistent with past practice; and (y) use reasonable best efforts to maintain and preserve intact the current organization, business and franchise of the Company and to preserve the rights, franchises, goodwill and relationships of their employees, customers, lenders, suppliers, regulators and others having business relationships with the Company. Without limiting the foregoing, from the date hereof until the Closing Date, Seller shall:

(a) cause the Company to preserve and maintain all of its Permits, and to the extent that additional permits are required or must be transferred, cause the Company to proceed with such actions;

(b) cause the Company to pay its debts, Taxes and other obligations when due;

(c) cause the Company not to issue any securities or assume additional debt;

(d) cause the Company to maintain the properties and assets owned, operated or used by the Company in the same condition as they were on the date of this Agreement, subject to reasonable wear and tear, but continuing regular maintenance practices and schedules for all equipment;

(e) cause the Company to continue in full force and effect without modification all Insurance Policies;

(f) cause the Company to defend and protect its properties and assets from infringement or usurpation;

(g) cause the Company to perform all of its material obligations under all contracts relating to or affecting its properties, assets or business, and actively work to extend or renew any Material Contracts that are scheduled to terminate within six months hereof;

(h) cause the Company to maintain its books and records in accordance with past practice;

(i) cause the Company to comply in all material respects with all applicable laws; and

(j) cause the Company not to take or permit any action that would cause any of the changes, events, or conditions described in Section 3.01 to occur.

Section 5.02 Access to Information. From the date hereof until the Closing, Seller shall, and shall cause the Company to, (a) afford Buyer and its representatives full and free access to and the right to inspect all of the owned and leased real property, properties, assets, premises, books and records, contracts and other documents and data related to the Company; (b) furnish Buyer and its representatives with such financial, operating and other data and information related to the Company as Buyer or any of its representatives may reasonably request; and (c) instruct the Seller and the Company to cooperate with Buyer in its investigation of the Company. Without limiting the foregoing, Sellers shall permit Buyer and its representatives to conduct environmental due diligence of the Company, the owned and leased real property, including the collecting and analysis of samples of indoor or outdoor air, surface water, groundwater or surface or subsurface land on, at, in, under or from the Company, the owned and leased real property. Any investigation pursuant to this Section 5.02 shall be conducted in such manner as not to interfere unreasonably with the conduct of the business of the Company. No investigation by Buyer or other information received by Buyer shall operate as a waiver or otherwise affect any representation, warranty, or agreement given or made by Seller in this Agreement.

Section 5.03 No Solicitation of Other Bids.

(a) Until Closing or until this Agreement is otherwise terminated earlier, Seller shall not, and shall not authorize or permit any of their respective affiliates (including the Company) or any of its representatives to, directly or indirectly, (i) encourage, solicit, initiate, facilitate or continue inquiries regarding an Acquisition Proposal; (ii) enter into discussions or negotiations with, or provide any information to, any Person concerning a possible Acquisition Proposal; or (iii) enter into any agreements or other instruments (whether or not binding) regarding an Acquisition Proposal. Seller shall immediately cease and cause to be terminated, and shall cause its affiliates (including the Company) and all of its representatives to immediately cease and cause to be terminated, all existing discussions or negotiations with any persons conducted heretofore with respect to, or that could lead to, an Acquisition Proposal. For purposes hereof, “Acquisition Proposal” shall mean any inquiry, proposal or offer from any person (other than Buyer or any of its affiliates) concerning (i) a merger, consolidation, liquidation, recapitalization or other business combination transaction involving the Company or any of the Acquired Subsidiaries; (ii) the issuance or acquisition of securities in the Company; or (iii) the sale, lease, exchange or other disposition of any significant portion of the Company’s properties or assets outside of the ordinary course of business.

(b) Seller agrees that the rights and remedies for noncompliance with this Section 5.03 shall include having such provision specifically enforced by any court having equity jurisdiction, it being acknowledged and agreed that any such breach or threatened breach shall cause irreparable injury to Buyer and that money damages would not provide an adequate remedy to Buyer.

Section 5.04 Notice of Certain Events.

(a) From the date hereof until the Closing, Seller shall promptly notify Buyer in writing of:

(i) any fact, circumstance, event or action the existence, occurrence or taking of which (a) has had, or could reasonably be expected to have, individually or in the aggregate, a material adverse effect, (b) has resulted in, or could reasonably be expected to result in, any representation or warranty made by any Seller hereunder not being materially true and correct or (c) has resulted in, or could reasonably be expected to result in, the failure of any of the conditions set forth in ARTICLE VII to be satisfied;

(ii) any notice or other communication from any person alleging that the consent of such person is or may be required in connection with the transactions contemplated by this Agreement;

(iii) any notice or other communication from any Governmental Authority in connection with the transactions contemplated by this Agreement; and

(iv) any Actions commenced or, to Seller’s Knowledge, threatened against, relating to or involving or otherwise affecting any Seller or the Company that, if pending on the date of this Agreement, would have been required to have been disclosed pursuant to Section 3.14 or that relates to the consummation of the transactions contemplated by this Agreement.

(b) Buyer’s receipt of information pursuant to this Section 5.04 shall not operate as a waiver or otherwise affect any representation, warranty or agreement given or made by any Seller in this Agreement (including Section 8.01 and Section 9.01(b)) and shall not be deemed to amend or supplement the Disclosure Schedules; provided, however, that to the extent any representation and warranty on its face is made as of the Closing Date any such receipt of information shall be deemed to amend or supplement the Disclosure Schedules related to representation and warranty.

Section 5.05 Confidentiality. From and after the Closing, Seller shall, and shall cause its affiliates and its and their respective directors, officers, employees, consultants, counsel, accountants, and other agents (“Representatives”) to hold, in confidence any and all information, in any form, concerning the Company, except to the extent that Seller and Company can show that such information: (a) is generally available to and known by the public through no fault of Seller and Company, any of their affiliates, or their respective Representatives; or (b) is lawfully acquired by Seller and Company, any of their affiliates, or their respective Representatives from and after the Closing from sources which are not prohibited from disclosing such information by any obligation. If Seller and Company or any of their affiliates or their respective representatives are compelled to disclose any information by governmental order or law, Seller and Company shall promptly notify Buyer in writing and shall disclose only that portion of such information which is legally required to be disclosed, provided that Seller and Company shall use reasonable best efforts to obtain as promptly as possible an appropriate protective order or other reasonable assurance that confidential treatment will be accorded such information.

Section 5.06 Non-Competition; Non-Solicitation.

(a) Non-Compete. Seller agree that for the five (5) year period beginning on the Closing Date (the “Restricted Period”), he shall not, directly or indirectly, as employee, agent, consultant, director, manager, or in any other individual or representative capacity, own, operate, manage, control, engage in, or participate in any manner in, act as a consultant or advisor to, render services for (alone or in association with any person), or otherwise assist any person that directly or indirectly engages in (or proposes to engage in) or owns, invests in, operates, manages or controls any venture or enterprise that engages or proposes to engage in the Business (defined as compost or soil hauling, manufacturing, sales or marketing) or any business competitive with the Business of the Company within the states where the Company currently does Business (Florida, Georgia and Alabama) (collectively, the “Territory”) or engage in Business in any state for material Customers (such agreements provided in Schedule 3.11) that the Company currently provides services (the “Material Customers”). The parties agree that the trade name “Wittmer” is being transferred to the Buyer with this Agreement; however, the Seller may use such name for any other businesses or activities that are not in conflict with this Section 5.06 or otherwise confusingly similar to the Business of the Company in the geographical areas where the Company operates.

(b) Non-Solicitation. Without limiting the generality of the provisions of Section 5.06, Seller hereby agrees that, during the Restricted Period, he shall not, directly or indirectly, solicit, or participate as employee, agent, consultant, stockholder or other owner, director, partner or in any other individual or representative capacity, in any business which solicits business from any person that is, was or will be a customer of the Business, Seller, the Company, Buyer or any of their respective affiliates during the one (1) year period preceding the Closing Date and/or during the Restricted Period, or from any successor in interest to any such person solely for the purpose of securing business or contracts related to the Business, except pursuant to any related transaction documents and except for solicitations related to the Non-Restricted Activities.

(c) Interference with Relationships. During the Restricted Period, Seller shall not, directly or indirectly, as employee, agent, consultant, stockholder or other owner, director, partner or in any other individual or representative capacity: (i) without the prior written consent of Buyer, employ or engage, recruit or solicit for employment or engagement, any person who is employed (either currently or at any time during the Restricted Period) by Buyer or the Company, or otherwise seek to influence or alter any such person’s relationship with Buyer or the Company, or (ii) solicit or encourage any present or future customer or supplier of the Business, the Company or Buyer to terminate or otherwise alter his, her or its relationship with the Company or Buyer, except pursuant to any related transaction documents.

(d) Confidential Information. During the Restricted Period, except as may be required by law, Seller shall retain in strictest confidence, and shall not, without the prior written consent of Buyer, furnish, make available or disclose to any third party or use for the benefit of Seller or any third party, any Confidential Information. As used in this Agreement, “Confidential Information” shall mean any information relating to the business or affairs of Buyer, Seller, the Company or the Business, including information relating to financial statements, customer and potential customer identities and other customer and potential customer information, employees, suppliers, servicing methods, equipment, programs, strategies and information, analyses, soil formulas and manufacturing processes, profit margins and other proprietary information used by Buyer or the Company in connection with the Business; provided, however, that Confidential Information shall not include any information which is in the public domain or becomes known through no action on the part of Seller or any of their respective agents or other representatives. Seller acknowledges that the Confidential Information is vital, sensitive, confidential and proprietary to the Company.

(e) Property of the Business. All memoranda, notes, lists, formulas, processes, records and other documentation or papers (and all copies thereof) generated in connection with the Business, including such items stored in computer memories, or microfiche or by any other means, are and shall continue to be the Company’s property following the Closing, and copies thereof shall be delivered to Buyer promptly at Buyer’s request at or following the Closing.

(f) Blue Pencil. If any court of competent jurisdiction shall at any time deem the term of this Agreement or any particular restrictive covenant contained in this Article 5 too lengthy or the Territory too extensive, the other provisions of this Article 5 shall nevertheless stand, the Restricted Period herein shall be deemed to be the longest period permissible by law under the circumstances and the Territory herein shall be deemed to comprise the largest territory permissible by law under the circumstances. The court in each case shall reduce the time period and/or the Territory to permissible duration or size.

(g) Remedies. Seller acknowledges and agrees that the covenants set forth in this Article 5 are reasonable and necessary for the protection of Buyer’s business interests, that irreparable injury will result to Buyer if Seller breaches any of the terms of said restrictive covenants and that in the event of actual or threatened breach of any such restrictive covenants, Buyer will have no adequate remedy at law. Seller accordingly agrees that in the event of any actual or threatened breach by Seller of any of the covenants set forth in this Article 5, Buyer shall be entitled to immediate temporary injunctive and other equitable relief, without bond or other security, without the necessity of showing actual monetary or other damages, and without showing that monetary damages are an inadequate remedy. Nothing contained herein shall be construed as prohibiting Buyer from pursuing any other remedies available to Buyer for such breach or threatened breach, including the recovery of any damages that it is able to prove

(h) Breach of Seller’s Note. If the Buyer defaults on the Seller’s Note without proper and timely curing of such default, then the non-compete restrictions of Section 5.06(a) shall terminate immediately with respect to the Business of Argricycle as conducted at the Callahan, FL facility.

Section 5.07 Further Assurances. Following the Closing, each of the parties hereto shall, and shall cause their respective affiliates to, execute and deliver such additional documents and instruments and take such further actions as may be reasonably required to carry out the provisions hereof and give effect to the transactions contemplated by this Agreement and the other Transaction Documents.

ARTICLE VI
Tax matters

Section 6.01 Tax Covenants.

(a) Without the prior written consent of Buyer, Seller shall not, to the extent it may affect or relate to the Company, make, change or rescind any Tax election, amend any Tax Return or take any position on any Tax Return, take any action, omit to take any action or enter into any other transaction that would have the effect of increasing the Tax liability or reducing any Tax asset of Buyer or the Company in respect of any taxable period that begins after the Closing Date or, in respect of any taxable period that begins before and ends after the Closing Date (each such period, a “Straddle Period”), the portion of such Straddle Period beginning after the Closing Date.

(b) All transfer, documentary, sales, use, stamp, registration, value added, and other such Taxes and fees (including any penalties and interest) incurred in connection with this Agreement and the other Transaction Documents shall be borne and paid by Seller when due. Seller shall, at its own expense, timely file any Tax Return or other document with respect to such Taxes or fees (and Buyer shall cooperate with respect thereto as necessary).

(c) Buyer shall prepare, or cause to be prepared, all Tax Returns required to be filed by the Company after the Closing Date with respect to any Straddle Period commencing as of the Closing Date. Any such Tax Return shall be prepared in a manner consistent with past practice (unless otherwise required by Law) and without a change of any election or any accounting method.

Section 6.02 Straddle Period. In the case of Taxes that are payable with respect to a Straddle Period, the portion of any such Taxes that are allocated to Pre-Closing Tax Periods (as defined in Section 6.04) for purposes of this Agreement shall be prepared by Seller’s professionals (with copies provided to Buyer): (a) in the case of Taxes (i) based upon, or related to, income, receipts, profits, wages, capital, or net worth, (ii) imposed in connection with the sale, transfer, or assignment of property, or (iii) required to be withheld, the amount of Taxes which would be payable if the taxable year ended with the Closing Date; and (b) in the case of other Taxes, the amount of such Taxes for the entire period multiplied by a fraction, the numerator of which is the number of days in the period ending on the Closing Date and the denominator of which is the number of days in the entire period.

Section 6.03 Termination of Existing Tax Sharing Agreements. Any and all existing Tax sharing agreements (whether written or not) binding upon the Company shall be terminated as of the Closing Date. After such date neither the Company, Seller, nor any of Seller’s affiliates and their respective representatives shall have any further rights or liabilities thereunder.

Section 6.04 Tax Indemnification. Seller shall indemnify the Company, Buyer, and each Buyer Indemnitee (as defined in Section 8.01) and hold them harmless from and against (a) any loss, damage, liability, deficiency, Action, judgment, interest, award, penalty, fine, cost or expense of whatever kind (collectively, including reasonable attorneys’ fees and the cost of enforcing any right to indemnification under this Agreement, “Losses”) attributable to any breach of or inaccuracy in any representation or warranty made in Section 3.26; (b) any Loss attributable to any breach or violation of, or failure to fully perform, any covenant, agreement, undertaking, or obligation in ARTICLE VI; (c) all Taxes of the Company or relating to the business of the Company for all Pre-Closing Tax Periods; (d) all Taxes of any member of an affiliated, consolidated, combined, or unitary group of which the Company (or any predecessor of the Company) is or was a member on or prior to the Closing Date by reason of a liability under Treasury Regulation Section 1.1502-6 or any comparable provisions of foreign, state, or local Law; and (e) any and all Taxes of any person imposed on the Company arising under the principles of transferee or successor liability or by contract, relating to an event or transaction occurring before the Closing Date. In each of the above cases, together with any out-of-pocket fees and expenses (including attorneys’ and accountants’ fees) incurred in connection therewith, Seller shall reimburse Buyer for any Taxes of the Company that are the responsibility of Seller pursuant to this Section 6.04 within ten business days after payment of such Taxes by Buyer or the Company. For purposes of this Agreement, a “Pre-Closing Tax Period” means any taxable period ending on or before the Closing Date and, with respect to any taxable period beginning before and ending after the Closing Date, the portion of such taxable period ending on and including the Closing Date.

Section 6.05 Cooperation and Exchange of Information. Seller and Buyer shall provide each other with such cooperation and information as either of them reasonably may request of the other in filing any Tax Return pursuant to this ARTICLE VI or in connection with any proceeding in respect of Taxes of the Company, including providing copies of relevant Tax Returns and accompanying documents. Each of Seller and Buyer shall retain all Tax Returns and other documents in its possession relating to Tax matters of the Company for any Pre-Closing Tax Period (collectively, “Tax Records”) until the expiration of the statute of limitations of the taxable periods to which such Tax Records relate.

Section 6.06 Survival. Notwithstanding anything in this Agreement to the contrary, the provisions of Section 3.26 and this ARTICLE VI shall survive for the full period of all applicable statutes of limitations (giving effect to any waiver, mitigation, or extension thereof) plus 60 days.

Section 6.07 Overlap. To the extent that any obligation or responsibility pursuant to ARTICLE VIII may overlap with an obligation or responsibility pursuant to this ARTICLE VI, the provisions of this ARTICLE VI shall govern provided that the limitations on liability set forth in ARTICLE VIII shall apply.

ARTICLE VII
CONDITIONS TO CLOSING

Section 7.01 Conditions to Obligations of Buyer. The obligations of Buyer to consummate the transactions contemplated by this Agreement shall be subject to the fulfillment or Buyer’s waiver, at or prior to the Closing, of each of the following conditions:

(a) The representations and warranties of Seller contained in this Agreement, the other transaction documents, and any certificate or other writing delivered pursuant hereto shall be true and correct in all respects (in the case of any representation or warranty qualified by materiality or material adverse effect) or in all material respects (in the case of any representation or warranty not qualified by materiality or material adverse effect) on and as of the date hereof and on and as of the Closing Date with the same effect as though made at and as of such date (except those representations and warranties that address matters only as of a specified date, the accuracy of which shall be determined as of that specified date in all respects).

(b) Seller shall have duly performed and complied in all material respects with all agreements, covenants and conditions required by this Agreement and each of the other transaction documents to be performed or complied with by it prior to or on the Closing Date.

(c) No Action shall have been commenced against Buyer, Seller, or the Company which would prevent the Closing. No injunction or restraining order shall have been issued by any governmental authority, and be in effect, which restrains or prohibits any transaction contemplated hereby.

(d) All approvals, consents and waivers that are listed on the Disclosure Schedules shall have been received, and executed counterparts thereof shall have been delivered to Buyer at or prior to the Closing.

(e) From the date of this Agreement, there shall not have occurred any material adverse effect, nor shall any event or events have occurred that, individually or in the aggregate, with or without the lapse of time, could reasonably be expected to result in a material adverse effect.

(f) Seller shall have delivered to Buyer an executed certificate of the Secretary (or other executive officer) of the Company certifying: (A) that the Company’s organizational documents (which are to be attached to the certificate) are true and correct as of immediately prior to the Closing, and (B) certificates of good standing showing that the Company is duly formed and in good standing and has a legal existence in the state of its formation and in each of the states where the Company is qualified to do business.

(g) Buyer shall have received a certificate, dated the Closing Date and signed by Seller, that each of the conditions set forth in Section 7.01(a) and Section 7.01(b) have been satisfied.

(h) Seller shall have delivered to Buyer executed Stock Powers or similar instruments of assignment and conveyance, transferring the Shares in form and substance reasonably satisfactory to the Buyer.

(i) Seller shall have delivered certifications duly executed by Seller in the form set forth in Treasury Regulations Section 1.1445-2(b)(2)(iv)(A) or otherwise reasonably satisfactory to the Buyer.

(j) Seller shall have delivered to Buyer the books and records of the Company.

(k) Seller shall have delivered to Buyer the Employment Agreement in substantially the form attached hereto as Exhibit B, duly executed by Vogel.

(l) Buyer shall have completed and shall be satisfied, in its sole and absolute discretion, with the results of its diligence investigation of the Company including confirmation of the historical financial results and financial projections and financial statements of the Company.

(m) Buyer shall have received acquisition financing for the transactions contemplated by this Agreement that are reasonably necessary to consummate the transactions contemplated by this Agreement in the discretion of the Buyer.

(n) Seller shall have properly notified the Florida DEP regarding the change in ownership of Agricycle with respect to its permit, and acceptance of this notification is received by the Company.

(o) Seller shall have delivered to Buyer such other documents or instruments as Buyer reasonably requests and are reasonably necessary to consummate the transactions contemplated by this Agreement.

Section 7.02 Conditions to Obligations of Seller. The obligations of Seller to consummate the transactions contemplated by this Agreement shall be subject to the fulfillment or waiver of Seller at or prior to the Closing, of each of the following conditions:

(a) The representations and warranties of Buyer contained in this Agreement, the other transaction documents and any certificate or other writing delivered pursuant hereto shall be true and correct in all respects (in the case of any representation or warranty qualified by materiality or material adverse effect) or in all material respects (in the case of any representation or warranty not qualified by materiality or material adverse effect) on and as of the date hereof and on and as of the Closing Date with the same effect as though made at and as of such date (except those representations and warranties that address matters only as of a specified date, the accuracy of which shall be determined as of that specified date in all respects).

(b) Buyer shall have duly performed and complied in all material respects with all agreements, covenants and conditions required by this Agreement and each of the other Transaction Documents to be performed or complied with by it prior to or on the Closing Date; provided, that, with respect to agreements, covenants and conditions that are qualified by materiality, Buyer shall have performed such agreements, covenants and conditions, as so qualified, in all respects.

(c) The other transaction documents shall have been executed and delivered by the parties thereto and true and complete copies thereof shall have been delivered to Seller.

(d) Seller shall have received a Referral Fee Agreement for referring new business to Buyer (i.e., not current customers or their affiliates) in a form reasonably agreeable to the Seller.

(e) Seller shall have received a certificate, dated the Closing Date and signed by a duly authorized officer of Buyer, that each of the conditions set forth in Section 7.02(a) and Section 7.02(b) have been satisfied.

(f) Buyer shall have delivered to Seller such other documents or instruments as Seller reasonably requests and are reasonably necessary to consummate the transactions contemplated by this Agreement.

ARTICLE VIII
Indemnification

Section 8.01 Indemnification By Seller. Subject to the other terms and conditions of this ARTICLE VIII, Seller shall indemnify and defend each of Buyer and its affiliates (including the Company) and their respective Representatives (collectively, the “Buyer Indemnitees”) against, and shall hold each of them harmless from and against, and shall pay and reimburse each of them for, any and all Losses, including reasonable professional and attorney’s fees, incurred or sustained by, or imposed upon, the Buyer Indemnitees based upon, arising out of, with respect to, or by reason of:

(a) any material inaccuracy in or breach of any of the representations or warranties of Seller contained in this Agreement or any related transaction documents; or

(b) any breach or non-fulfillment of any covenant, agreement, or obligation to be performed by Seller pursuant to this Agreement or any related transaction documents; or

(c) any action, demand, proceeding, investigation or claim (whenever made) by any third party against or affecting a Buyer Indemnitees relating to any personal injury or property damage caused, or alleged to be caused, by (i) any service provided or product sold, delivered or serviced by the Company prior to the Closing or (ii) the operation of the Business prior to the Closing.

Section 8.02 Indemnification By Buyer. Subject to the other terms and conditions of this ARTICLE VIII, Buyer shall indemnify and defend Seller and his respective Representatives (collectively, the “Seller Indemnitees”) against, and shall hold each of them harmless from and against, and shall pay and reimburse each of them for, any and all Losses including reasonable professional and attorney’s fees, incurred or sustained by, or imposed upon, the Seller Indemnitees based upon, arising out of, with respect to, or by reason of:

(a) any material inaccuracy in or breach of any of the representations or warranties of Buyer contained in this Agreement or the other Transaction Documents; or

(b) any breach or non-fulfillment of any covenant, agreement, or obligation to be performed by Buyer pursuant to this Agreement.

(c) any action, demand, proceeding, investigation or claim (whenever made) by any third party against or affecting a Seller Indemnitees relating to any personal injury or property damage caused, or alleged to be caused, by (i) any service provided or product sold, delivered or serviced by the Company after the Closing or (ii) the operation of the Business after the Closing.

Section 8.03 Indemnification Procedures. The party making a claim under this ARTICLE VIII is referred to as the “Indemnified Party,” and the party against whom such claims are asserted under this ARTICLE VIII is referred to as the “Indemnifying Party.”

(a) Third Party Claims. If any Indemnified Party receives notice of the assertion or commencement of any Action made or brought by any Person who is not a party to this Agreement or an Affiliate of a party to this Agreement or a Representative of the foregoing (a “Third Party Claim”) against such Indemnified Party with respect to which the Indemnifying Party is obligated to provide indemnification under this Agreement, the Indemnified Party shall give the Indemnifying Party reasonably prompt written notice thereof, but in any event not later than 10 calendar days after receipt of such notice of such Third Party Claim. The failure to give such prompt written notice shall not, however, relieve the Indemnifying Party of its indemnification obligations, except and only to the extent that the Indemnifying Party forfeits rights or defenses by reason of such failure. Such notice by the Indemnified Party shall describe the Third Party Claim in reasonable detail, shall include copies of all material written evidence thereof and shall indicate the estimated amount, if reasonably practicable, of the Loss that has been or may be sustained by the Indemnified Party. The Indemnifying Party shall have the right to participate in, or by giving written notice to the Indemnified Party, to assume the defense of any Third Party Claim at the Indemnifying Party’s expense and by the Indemnifying Party’s own counsel, and the Indemnified Party shall cooperate in good faith in such defense; provided, that if the Indemnifying Party is Seller, such Indemnifying Party shall not have the right to defend or direct the defense of any such Third Party Claim that (x) is asserted directly by or on behalf of a Person that is a supplier or customer of the Company, or (y) seeks an injunction or other equitable relief against the Indemnified Party. In the event that the Indemnifying Party assumes the defense of any Third Party Claim, subject to Section 8.03(b), it shall have the right to take such action as it deems necessary to avoid, dispute, defend, appeal, or make counterclaims pertaining to any such Third Party Claim in the name and on behalf of the Indemnified Party. The Indemnified Party shall have the right to participate in the defense of any Third Party Claim with counsel selected by it subject to the Indemnifying Party’s right to control the defense thereof. The fees and disbursements of such counsel shall be at the expense of the Indemnified Party, provided, that if in the reasonable opinion of counsel to the Indemnified Party, (A) there are legal defenses available to an Indemnified Party that are different from or additional to those available to the Indemnifying Party; or (B) there exists a conflict of interest between the Indemnifying Party and the Indemnified Party that cannot be waived, the Indemnifying Party shall be liable for the reasonable fees and expenses of counsel to the Indemnified Party in each jurisdiction for which the Indemnified Party determines counsel is required. If the Indemnifying Party elects not to compromise or defend such Third Party Claim, fails to promptly notify the Indemnified Party in writing of its election to defend as provided in this Agreement, or fails to diligently prosecute the defense of such Third Party Claim, the Indemnified Party may, subject to Section 8.03(b), pay, compromise, defend such Third Party Claim and seek indemnification for any and all Losses based upon, arising from or relating to such Third Party Claim. Seller and Buyer shall cooperate with each other in all reasonable respects in connection with the defense of any Third Party Claim, including making available (subject to the provisions of Section 5.05) records relating to such Third Party Claim and furnishing, without expense (other than reimbursement of actual out-of-pocket expenses) to the defending party, management employees of the non-defending party as may be reasonably necessary for the preparation of the defense of such Third Party Claim.

(b) Settlement of Third Party Claims. Notwithstanding any other provision of this Agreement, the Indemnifying Party shall not enter into settlement of any Third Party Claim without the prior written consent of the Indemnified Party, except as provided in this Section 8.03(b). If a firm offer is made to settle a Third Party Claim without leading to liability or the creation of a financial or other obligation on the part of the Indemnified Party and provides, in customary form, for the unconditional release of each Indemnified Party from all liabilities and obligations in connection with such Third Party Claim and the Indemnifying Party desires to accept and agree to such offer, the Indemnifying Party shall give written notice to that effect to the Indemnified Party. If the Indemnified Party fails to consent to such firm offer within ten (10) days after its receipt of such notice, the Indemnified Party may continue to contest or defend such Third Party Claim and in such event, the maximum liability of the Indemnifying Party as to such Third Party Claim shall not exceed the amount of such settlement offer. If the Indemnified Party fails to consent to such firm offer and also fails to assume defense of such Third Party Claim, the Indemnifying Party may settle the Third Party Claim upon the terms set forth in such firm offer to settle such Third Party Claim. If the Indemnified Party has assumed the defense pursuant to Section 8.03(a), it shall not agree to any settlement without the written consent of the Indemnifying Party (which consent shall not be unreasonably withheld or delayed).

(c) Direct Claims. Any Action by an Indemnified Party on account of a Loss which does not result from a Third Party Claim (a “Direct Claim”) shall be asserted by the Indemnified Party giving the Indemnifying Party reasonably prompt written notice thereof, but in any event not later than 20 days after the Indemnified Party becomes aware of such Direct Claim. The failure to give such prompt written notice shall not, however, relieve the Indemnifying Party of its indemnification obligations, except and only to the extent that the Indemnifying Party forfeits rights or defenses by reason of such failure. Such notice by the Indemnified Party shall describe the Direct Claim in reasonable detail, shall include copies of all material written evidence thereof and shall indicate the estimated amount, if reasonably practicable, of the Loss that has been or may be sustained by the Indemnified Party. The Indemnifying Party shall have 30 days after its receipt of such notice to respond in writing to such Direct Claim. The Indemnified Party shall allow the Indemnifying Party and its professional advisors to investigate the matter or circumstance alleged to give rise to the Direct Claim, and whether and to what extent any amount is payable in respect of the Direct Claim and the Indemnified Party shall assist the Indemnifying Party’s investigation by giving such information and assistance (including access to the Company’s premises and personnel and the right to examine and copy any accounts, documents or records) as the Indemnifying Party or any of its professional advisors may reasonably request. If the Indemnifying Party does not so respond within such 30 day period, the Indemnifying Party shall be deemed to have rejected such claim, in which case the Indemnified Party shall be free to pursue such remedies as may be available to the Indemnified Party on the terms and subject to the provisions of this Agreement.

Section 8.04 Effect of Investigation. The representations, warranties and covenants of the Indemnifying Party, and the Indemnified Party’s right to indemnification with respect thereto, shall not be affected or deemed waived by reason of any investigation made by or on behalf of the Indemnified Party (including by any of its Representatives) or by reason of the fact that the Indemnified Party or any of its Representatives knew or should have known that any such representation or warranty is, was or might be inaccurate or by reason of the Indemnified Party’s waiver of any condition set forth in Section 7.01 or Section 7.02, as the case may be.

Section 8.05 Survival. Subject to ARTICLE VI, all representations, warranties, covenants, and agreements contained herein and all related rights to indemnification shall survive the Closing and shall remain in full force and effect until the date that is one (1) year from the Closing Date; provided, that the representations and warranties in (a) Section 3.01, Section 3.02 shall survive for two (2) years from the Closing Date; and (b) Section 3.26 shall survive for the full period of all applicable statutes of limitations (giving effect to any waiver, mitigation, or extension thereof) plus 60 days. Subject to ARTICLE VI, all covenants and agreements of the parties contained herein shall survive the Closing indefinitely or for the period explicitly specified therein. Notwithstanding the foregoing, any claims which are timely asserted in good faith with reasonable specificity (to the extent known at such time) and in writing by notice from the non-breaching party to the breaching party prior to the expiration date of the applicable survival period shall not thereafter be barred by the expiration of the relevant representation or warranty and such claims shall survive until finally resolved.

Section 8.06 Tax Claims. Notwithstanding any other provision of this Agreement, the control of any claim, assertion, event, or proceeding in respect of Taxes of the Company (including, but not limited to, any such claim in respect of a breach of the representations and warranties in Section 3.26 hereof or any breach or violation of or failure to fully perform any covenant, agreement, undertaking, or obligation in ARTICLE VI) shall be governed exclusively by ARTICLE VI hereof.

Section 8.07 Cumulative Remedies. The rights and remedies provided for in this ARTICLE VIII (and in ARTICLE VI) are cumulative and are in addition to and not in substitution for any other rights and remedies available at law or in equity or otherwise.

Section 8.08 Certain Limitations.

(a) The Indemnifying Party shall not be liable to the Indemnified Party for indemnification under Section 7.01(a) or Section 7.02(a), as the case may be, until the aggregate amount of all Losses in respect of indemnification under such sections exceeds $25,000 (the “Deductible”), in which event the Indemnifying Party shall only be required to pay or be liable for Losses in excess of the Deductible.

(b) The aggregate amount of all Losses for which an Indemnifying Party shall be liable pursuant to Section 7.01(a) or Section 7.02(a), as the case may be, shall not exceed the Purchase Price.

(c) In no event shall any Indemnifying Party be liable to any Indemnified Party for any punitive, incidental, consequential, special or indirect damages, including loss of future revenue or income, loss of business reputation or opportunity relating to the breach or alleged breach of this Agreement, or diminution of value or any damages based on any type of multiple.

ARTICLE IX
TERMINATION

Section 9.01 Termination. This Agreement may be terminated at any time prior to the Closing:

(a) by the mutual written consent of Seller and Buyer;

(b) by Buyer by written notice to Seller if:

(i) Buyer is not then in material breach of any provision of this Agreement and there has been a breach, inaccuracy in or failure to perform any representation, warranty, covenant or agreement made by Seller pursuant to this Agreement that would give rise to the failure of any of the conditions specified in ARTICLE VII and such breach, inaccuracy or failure has not been cured by Seller within ten days of Seller’s receipt of written notice of such breach from Buyer; or

(ii) any of the conditions set forth in Section 7.01 or Section 7.01 shall not have been, or if it becomes apparent that any of such conditions will not be, fulfilled by August 31, 2018 (the “Termination Date”), unless such failure on the part of the Buyer shall be due to the failure of Seller to perform or comply with any of the covenants, agreements or conditions hereof to be performed or complied with by it prior to the Closing after written notice has been provided to Seller;

(c) by Seller by written notice to Buyer if:

(i) Seller is not then in material breach of any provision of this Agreement and there has been a breach, inaccuracy in or failure to perform any representation, warranty, covenant or agreement made by Buyer pursuant to this Agreement that would give rise to the failure of any of the conditions specified in ARTICLE VII and such breach, inaccuracy or failure has not been cured by Buyer within ten days of Buyer’s receipt of written notice of such breach from Seller; or

(ii) any of the conditions set forth in Section 7.01 or Section 7.02 shall not have been, or if it becomes apparent that any of such conditions will not be, fulfilled by the Termination Date unless such failure shall be due to the failure of Seller to perform or comply with any of the covenants, agreements or conditions hereof to be performed or complied with by it prior to the Closing; and provided such Termination Date will be extended for an additional 60 days in exchange for Buyer delivering to Seller a non-refundable deposit of $50,000 (which shall be credited against the Purchase Price upon Closing, but shall be forfeited if the Agreement does not close) if the sole material closing condition that remains open at such time is the closing of Buyer’s financing to complete the Agreement provided there is a bone-fide written agreement for such funding which is reasonably expected to close in such 60-day extended period.

Section 9.02 Effect of Termination. In the event of the termination of this Agreement in accordance with this Article, this Agreement shall forthwith become void and there shall be no liability on the part of any party hereto except:

(a) as set forth in this ARTICLE VII, Section 5.05 and ARTICLE X hereof; and

(b) that nothing herein shall relieve any party hereto from liability for any willful breach of any provision hereof.

ARTICLE X
Miscellaneous

Section 10.01 Expenses. Except as otherwise expressly provided herein, all costs and expenses, including, without limitation, fees and disbursements of counsel, financial advisors and accountants, incurred in connection with this Agreement and the transactions contemplated hereby shall be paid by the party incurring such costs and expenses, whether or not the Closing shall have occurred; provided however, should the Agreement not close by August 31, 2018, the Buyer will reimburse the Seller for its reasonable legal, accounting and travel expenses (by Mike Vogel) as long as such expenses are itemized and relate directly to work performed on behalf of the Company or Seller with respect to this Agreement.

Section 10.02 Notices. All notices, claims, demands, and other communications hereunder shall be in writing and shall be deemed to have been given: (a) when delivered by hand (with written confirmation of receipt); (b) when received by the addressee if sent by a nationally recognized overnight courier (receipt requested); (c) on the date sent by facsimile or email of a PDF document (with confirmation of transmission) if sent during normal business hours of the recipient, and on the next business day if sent after normal business hours of the recipient, or (d) on the third day after the date mailed, by certified or registered mail, return receipt requested, postage prepaid, if sent to the respective parties at the following addresses (or at such other address for a party as shall be specified in a notice given in accordance with this Section 10.02):

If to Seller:	George B. Wittmer XXX. XXX Email:XXX
with a copy (which shall not constitute notice) to:	J. Daniel Brede, Esq. 1900 N.W. Corporate Blvd. Boca Raton, FL 33431 Email: XXX
If to Buyer:	Q2Earth, Inc. 420 Royal Palm Way, #100 Palm Beach, FL 33480 Email: XXX Attention: Christopher Nelson, General Counsel
with a copy (which shall not constitute notice) to:	Dickinson Wright PLLC 350 E. Las Olas Blvd., Suite 1750 Ft. Lauderdale, FL 33301 Facsimile: 844-670-6009 Email: XXXX Attention: Joel Mayersohn, Esq.

Section 10.03 Interpretation; Headings. This Agreement shall be construed without regard to any presumption or rule requiring construction or interpretation against the party drafting an instrument or causing any instrument to be drafted. The headings in this Agreement are for reference only and shall not affect the interpretation of this Agreement.

Section 10.04 Severability. If any term or provision of this Agreement is invalid, illegal, or unenforceable in any jurisdiction, such invalidity, illegality, or unenforceability shall not affect any other term or provision of this Agreement.

Section 10.05 Entire Agreement. This Agreement and the other Transaction Documents constitute the sole and entire agreement of the parties to this Agreement with respect to the subject matter contained herein and therein, and supersede all prior and contemporaneous understandings and agreements, both written and oral, with respect to such subject matter. In the event of any inconsistency between the statements in the body of this Agreement and those in any related transaction documents and the Disclosure Schedules (other than an exception expressly set forth as such in the Disclosure Schedules), the statements in the body of this Agreement will control.

Section 10.06 Successors and Assigns. This Agreement shall be binding upon and shall inure to the benefit of the parties hereto and their respective successors and permitted assigns. Neither party may assign its rights or obligations hereunder without the prior written consent of the other party, which consent shall not be unreasonably withheld or delayed; provided however, Buyer may assign this Agreement to a subsidiary or substantial investee (as defined by the SEC) entity without consent of the Seller. No assignment shall relieve the assigning party of any of its obligations hereunder.

Section 10.07 Amendment and Modification; Waiver. This Agreement may only be amended, modified, or supplemented by an agreement in writing signed by each party hereto. No waiver by any party of any of the provisions hereof shall be effective unless explicitly set forth in writing and signed by the party so waiving. No failure to exercise, or delay in exercising, any right or remedy arising from this Agreement shall operate or be construed as a waiver thereof; nor shall any single or partial exercise of any right or remedy hereunder preclude any other or further exercise thereof or the exercise of any other right or remedy.

Section 10.08 Governing Law; Submission to Jurisdiction. All matters arising out of or relating to this Agreement shall be governed by and construed in accordance with the internal laws of the State of Florida without giving effect to any choice or conflict of law provision or rule (whether of the State of Florida or any other jurisdiction). Any legal suit, action, proceeding, or dispute arising out of or related to this Agreement, any related transaction documents, or the transactions contemplated hereby or thereby may be instituted in the federal courts of the United States of America or the courts of the State of Florida in each case located in the city of Palm Beach and county of Palm Beach, and each party irrevocably submits to the exclusive jurisdiction of such courts in any such suit, action, proceeding, or dispute.

Section 10.09 Counterparts. This Agreement may be executed in counterparts, each of which shall be deemed an original, but all of which together shall be deemed to be one and the same agreement. A signed copy of this Agreement delivered by email or other means of electronic transmission shall be deemed to have the same legal effect as delivery of an original signed copy of this Agreement.

[Signature Page to Follow]

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed as of the date first written above by their respective officers thereunto duly authorized.

GEORGE B. WITTMER

By:	/s/ George B. Wittmer
Name:	George B. Wittmer

Q2Earth, Inc.

By:	/s/ Christopher Nelson
Name:	Christopher Nelson
Title:	President and General Counsel